Exhibit 18

November 8, 2004
Analysts International Corporation
Minneapolis, Minnesota

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended October 2, 2004, of the facts relating to the change in the date of the annual goodwill impairment test under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Analysts International Corporation, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.< /DIV>

We have not audited any consolidated financial statements of Analysts International Corporation and its consolidated subsidiaries as of any date or for any period subsequent to January 3, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form
10-Q, on the related information furnished to us by officials of Analysts International Corporation, or on the financial position, results of operations, or cash flows of Analysts International Corporation and its consolidated subsidiaries as of any date or for any period subsequent to January 3, 2004.

Yours truly,

/s/ Deloitte & Touche LLP